Exhibit 23.2


              Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement of SpatiaLight, Inc. of our reports dated March 2, 2005 relating to the consolidated financial statements of SpatiaLight, Inc., SpatiaLight, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpatiaLight, Inc., included in its Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2004. We also consent to the reference to us under the caption "Experts" in the prospectus.


/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP
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San Francisco, California
April 26, 2005